Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-170504 on Form S-8 of our report dated May 15, 2014, relating to the consolidated financial statements of Charm Communications Inc., its subsidiaries and its variable interest entities (collectively, the “Group”) and related financial statement schedule of Charm Communications Inc., and of our report dated May 15, 2014 relating to the Group’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 20-F of Charm Communications Inc. for the year ended December 31, 2013.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

May 15, 2014